UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Finward Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Profit Sharing Plan Participant:

You hold shares of Finward Bancorp (FNWD) common stock in your Peoples Bank Employees’ Savings & Profit Sharing Plan account. As you know, earlier this year, Finward Bancorp signed an Agreement and Plan of Merger to acquire Royal Financial, Inc. and its wholly-owned subsidiary, Royal Savings Bank, and further expand our Chicagoland presence. The merger proposal must now be approved by Finward’s shareholders at a Special Shareholder Meeting to be held on December 13, 2021. Your vote is extremely important, as a failure to vote will have the same effect as a vote against the merger transaction. No matter how many shares you own, we urge you to vote “FOR” all three proposals to approve the merger.

Earlier this year, all Profit Sharing Plan accounts were transferred from our Wealth Management department to our Plan Administrators, Pentegra and Reliance Trust. Due to the timing of this account transfer, the most efficient way to deliver the proxy materials to you is to deliver them electronically.  Our Transfer Agent, Broadridge Corporate Issuer Solutions, will send an email to you this week with instructions on how to access your proxy materials and vote your shares electronically. Please watch for this email and vote your shares as soon as possible but in any event no later than December 12, 2021.

If you have an questions, feel free to contact me at my email address below or Chad Houston at chouston@ibankpeoples.com.

Sincerely,

Leane Cerven

Leane English Cerven
EVP, Chief Risk Officer, General Counsel and Corporate Secretary
9204 Columbia Avenue
Munster, IN 46321
Email: lcerven@ibankpeoples.com